Exhibit 99.1

Gritstone Announces Changes to Its Board of Directors

-- Clare Fisher, accomplished corporate and business development executive and current svp of business development and mergers & acquisitions at BeiGene, will join the Board effective January 1, 2022 --

-- Judith J. Li, partner at Lilly Asia Ventures, will depart the Board effective January 1, 2022 --

EMERYVILLE, CALIF. – December 17, 2021 (GLOBE NEWSWIRE) – Gritstone bio, Inc. (Nasdaq: GRTS), a clinical-stage biotechnology company developing the next generation of cancer and infectious disease immunotherapies, today announced changes to its Board of Directors. Clare Fisher, a talented corporate and business development executive and current svp of business development and mergers & acquisitions at BeiGene, will join the Board effective January 1, 2022. Current member Judith J. Li., partner at Lilly Asia Ventures, will depart the Board effective January 1, 2022.

“I am thrilled to welcome Clare to our Board of Directors,” said Andrew Allen, M.D., Ph.D., co-founder, president and chief executive officer of Gritstone. “Clare is an accomplished biopharma industry executive with deep experience driving and managing partnerships and transactions across our sector, and will be a great asset to us as we leverage both our internal capabilities and partnerships to continue advancing next generation cancer and infectious disease immunotherapies.”

Dr. Allen added, “Additionally, on behalf of the entire company, I would like to sincerely thank Judith for her years of dedication and service to the Board, starting in 2017. Judith engaged right away and played a leadership role in our Series B financing, and has been an important and trusted advocate for Gritstone. We wish her the best in her new endeavors.”

Clare Fisher

Clare Fisher has over 20 years of experience in healthcare corporate and business development, leading collaborations, licensing, M&A, investments and divestments across many technologies and therapeutic areas. Ms. Fisher currently serves as svp of business development and mergers & acquisitions at BeiGene, a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. Prior to joining BeiGene, Ms. Fisher was chief business officer of Kaleido Bioscience, a company dedicated to targeting the microbiome to treat a variety of diseases, and held senior global roles at Shire plc, Cubist Pharmaceuticals, Blueprint Medicines, and Genzyme Corporation. Ms. Fisher holds a B.S. in Biochemistry from the University of Bath, as well as an M.B.A. from Henley Management College in the U.K..

About Gritstone

Gritstone bio, Inc. (Nasdaq: GRTS), a clinical-stage biotechnology company, is developing the next generation of immunotherapies against multiple cancer types and infectious diseases. Gritstone develops its products by leveraging two key pillars—first, a proprietary machine learning-based platform, Gritstone EDGETM, which is designed to predict antigens that are presented on the surface of cells, such as tumor or virally-infected cells, that can be seen by the immune system; and, second, the ability to develop and manufacture potent immunotherapies utilizing these antigens to potentially drive the patient’s immune system to specifically attack and destroy disease-causing cells. The company’s lead oncology programs include an individualized neoantigen-based immunotherapy, GRANITE, and an “off-the-shelf” shared neoantigen-based immunotherapy, SLATE, which are being evaluated in clinical studies. Within its infectious disease pipeline, Gritstone is advancing CORAL, a COVID-19 program to develop a second-generation vaccine, with support from departments within the National Institutes of Health (NIH), the Bill & Melinda Gates Foundation, the Coalition for Epidemic Preparedness Innovations (CEPI) and through a license agreement with La Jolla Institute for Immunology (LJI). Additionally, the company has a global collaboration for the development of a therapeutic HIV vaccine with Gilead Sciences. For more information, please visit gritstone.com.

Gritstone Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to the potential of Gritstone’s therapeutic programs; the advancements in the company’s ongoing clinical trials; the timing of data announcements related to ongoing clinical trials and the initiation of future clinical trials. Such forward-looking statements involve substantial risks and uncertainties that could cause Gritstone’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including Gritstone’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Gritstone’s ability to successfully establish, protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations. Gritstone undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Gritstone’s most recent Quarterly Report on Form 10-Q filed on November 3, 2021 and any current and periodic reports filed with the Securities and Exchange Commission.

Gritstone Contacts

Media:

Dan Budwick

1AB

(973) 271-6085

dan@1abmedia.com

Investors:

Tim McCarthy
LifeSci Advisors

tim@lifesciadvisors.com